Exhibit (a)(1)(D)

ACTUA CORPORATION

OFFER TO PURCHASE FOR CASH

UP TO $80,000,000 OF SHARES OF ITS OUTSTANDING COMMON STOCK

AT A PER SHARE PURCHASE PRICE NOT GREATER THAN $14.00

NOR LESS THAN $12.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 7, 2016, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).

November 7, 2016

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by Actua Corporation, a Delaware corporation (“Actua” or the “Company”), to act as Dealer Manager in connection with the Company’s offer to purchase for cash shares of its common stock, par value $0.001 per share (the “Shares”), pursuant to (i) auction tenders at prices specified by the tendering stockholders of not greater than $14.00 nor less than $12.00 per Share (“Auction Tenders”) or (ii) purchase price tenders (“Purchase Price Tenders”) at the purchase price determined as provided in the Offer to Purchase (as defined below), in either case net to the seller in cash, less any applicable withholding taxes and without interest, and upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase, dated November 7, 2016 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer”). All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

After the Expiration Time, the Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price, which will not be greater than $14.00 nor less than $12.00 per Share, that it will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the number of Shares tendered and the prices specified by tendering stockholders. Actua will select the single lowest price per Share (in multiples of $0.25) of not greater than $14.00 nor less than $12.00 per Share (the “Purchase Price”) that will allow it to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $80,000,000. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $12.00 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be eligible for purchase in the Offer. Shares properly tendered pursuant to an Auction Tender at a price that is greater than the Purchase Price we determine pursuant to the terms of the Offer will not be purchased. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $80,000,000 are properly tendered and not properly withdrawn, Actua will buy all the Shares properly tendered and not properly withdrawn.

In addition, Actua has reserved the right, if more than $80,000,000 in value of Shares are tendered in the Offer at or below the Purchase Price, to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2.0% of its outstanding Shares without extending the Expiration Time.

All Shares acquired in the Offer will be acquired at the same price regardless of whether the stockholder tendered at a lower price. However, because of the proration, “odd lot” priority and conditional tender provisions described in the Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if, based on the Purchase Price, Shares having an aggregate purchase price in excess of $80,000,000 are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at Actua’s expense promptly after the Expiration Time.

On the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of more than $80,000,000 (or such greater aggregate purchase price of Shares as Actua may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, Actua will purchase Shares at the Purchase Price in the following order of priority:

First, Actua will purchase all “odd lots” of less than 100 Shares at the Purchase Price from stockholders who properly tender all of their Shares owned at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (tenders of less than all of the Shares owned, beneficially or of record, by such odd lot stockholders will not qualify for this preference);

Second, after purchasing all the odd lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, Actua will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until Actua has acquired Shares having an aggregate purchase price of $80,000,000; and

Third, only if necessary to permit Actua to purchase Shares having an aggregate purchase price of $80,000,000 (or such greater aggregate purchase price of Shares as Actua may elect to purchase, subject to applicable law), Actua will purchase Shares at the Purchase Price from stockholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Time.

For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase dated November 7, 2016;

2. The Letter of Transmittal for your use and for the information of your clients, together with the accompanying Form W-9;

3. The Notice of Guaranteed Delivery to be used to accept the Offer and tender Shares pursuant to the Offer if the procedure for book-entry transfer cannot be completed by the Expiration Time or if all other required documents cannot be delivered to the Depositary by the Expiration Time;

4. A printed form of letter which you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining the clients’ instructions with regard to the Offer; and

5. A return envelope addressed to Computershare Trust Company, N.A., as Depositary for the Offer.

The Offer is not conditioned on the receipt of financing or any minimum value or number of Shares being tendered. The Offer, however, is subject to other conditions set forth in Section 7 of the Offer to Purchase. The Company’s obligation to accept and pay for Shares properly tendered at or below the Purchase Price and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer, proration period and withdrawal rights will expire at 11:59 P.M., New York City time, on Wednesday, December 7, 2016, unless the Offer is extended or terminated.

For Shares to be tendered properly pursuant to the Offer:

(a) confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal, must be received before the Expiration Time by the Depositary; or

(b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

Actua will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding their Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary. Actua will, however, upon request, reimburse brokers, dealers and commercial banks for reasonable and necessary costs and expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Actua, the Information Agent or the Depositary for purposes of the Offer. Actua will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in the Offer to Purchase.

ACTUA’S BOARD OF DIRECTORS HAS AUTHORIZED THE COMPANY TO MAKE THE OFFER. HOWEVER, NEITHER ACTUA NOR THE COMPANY’S BOARD OF DIRECTORS NOR THE DEALER MANAGER, INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES OR AS TO THE PRICE OR PRICES AT WHICH STOCKHOLDERS MAY CHOOSE TO TENDER THEM. STOCKHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH THEY WILL TENDER THEM. IN DOING SO, STOCKHOLDERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2 OF THE OFFER TO PURCHASE. STOCKHOLDERS SHOULD DISCUSS WHETHER TO TENDER THEIR SHARES WITH THEIR BROKER, IF ANY, AND/OR OTHER FINANCIAL OR TAX ADVISOR.

Requests for additional copies of the enclosed materials and any inquiries you may have with respect to the Offer should be addressed to Innisfree M&A Incorporated, as Information Agent, 501 Madison Avenue, 20th Floor, New York, NY 10022, call toll-free (888) 750-5834 or call collect (212) 750-5833.

Very truly yours,

Craig-Hallum Capital Group

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF ACTUA, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.